UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2007

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the transaction previously disclosed in the Current Report on Form 8-K filed by Kansas City Southern (the "Company") on October 3, 2007 (the "Original 8-K"), on November 19, 2007, The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary of Kansas City Southern (the "Company"), completed the second and final closing under the Participation Agreement (the "Participation Agreement") between KCSR, KCSR 2007-1 Statutory Trust (acting through U.S. Bank Trust National Association as Owner Trustee) (the "Trust"), GS Leasing (KCSR 2007-1) LLC (the "Owner Participant"), Wilmington Trust Company (the "Indenture Trustee"), and KfW (the "Loan Participant") with respect to ten (10) Electro-Motive Diesel, Inc. SD70ACe locomotives (collectively, the "Locomotives").

Pursuant to the terms of the Participation Agreement, KCSR sold the Locomotives to the Trust for an aggregate purchase price of $20.7 million (the "Purchase Price"). The Owner Participant contributed a portion of the aggregate Purchase Price to the Trust in exchange for one hundred percent (100%) ownership of the beneficial interest in the Trust.

KCSR will lease the Locomotives from the Trust pursuant to the Equipment Lease Agreement dated as of September 27, 2007 (the "Lease") described in the Original 8-K, for an initial term of approximately twenty years. KCSR is obligated to pay rent on the Locomotives bi-annually with the first rent payment due and payable on July 1, 2008, and the remaining rent payments due and payable on January 1 and July 1 of each year during the term of the Lease with the final rent payment due on November 19, 2027. Subject to certain adjustments provided in the Participation Agreement and the Lease, the aggregate of the rent payments for these ten (10) Locomotives leased to KCSR by the Trust is approximately $25.5 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

November 26, 2007	By:	Michael K. Borrows

Name: Michael K. Borrows
Title: Senior Vice President & Chief Accounting Officer (Principal Accounting Officer)